EXHIBIT 19.1

HEALTHSTREAM, INC.

INSIDER TRADING POLICY

Overview

HealthStream, Inc.(the “Company”) has adopted this Insider Trading Policy (this “Trading Policy”), which (i) places limitations on transactions in Company securities for all Company directors and employees (collectively, “Company Persons”), and (ii) places certain additional limitations on transactions in Company securities for all directors, executive officers, and certain other key employees, including vice presidents and associate vice presidents of the Company, who may have access to material nonpublic information in the performance of their duties, as well as those who are designated as insiders by the General Counsel of the Company from time to time (“Insiders”). This Trading Policy is also addressed in the HealthStream, Inc. Code of Conduct (the “Insider Trading Statement”), which also has been furnished to you.

Severe civil and criminal penalties can be imposed on individuals and corporations convicted of violations. Ultimately, it is the obligation of all Company Persons to understand and comply with this Trading Policy and the Insider Trading Statement, and the laws and regulations concerning insider trading. In all cases, the responsibility for determining whether any Company Person is aware of material non-public information rests with such Company Person, and any action on the part of the Company or any other employee or any director pursuant to this Trading Policy (or otherwise) does not constitute legal advice or insulate a person from liability under applicable securities laws.

Prohibition Against Insider Trading for all Company Persons

Company Persons who know any “material” fact about the Company which has not been disclosed to the public (“material non-public information”) may not buy or sell, or (except as otherwise provided herein) otherwise engage in transactions with respect to, the Company’s securities until a reasonable amount of time has passed after the information has been disclosed to the public as more specifically provided below. Determining whether information is “material” requires consideration of all relevant facts and circumstances. “Material” information means facts that would be likely to cause the value of the stock to go up or down or that a reasonable shareholder would consider important in deciding whether to buy or sell. Examples include knowledge of new products or discoveries; unpublished clinical trial results; earnings or dividend figures; significant bank borrowings or any significant financing transactions (including an offering or stock or debt securities); liquidity concerns; significant breaches of information technology systems or other events impacting cybersecurity; new contracts with consultants, contractors, content providers, distributors or partners; tender offers; acquisitions; mergers; and sales of businesses.

Information is generally considered to be non-public until it has been widely disseminated. For example, information found in a report filed with the SEC, or appearing in Dow Jones or other financial news services, The Wall Street Journal, Barron’s, The Financial Times, or other financial websites and publications of general circulation is typically considered to be widely disseminated. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees. As a general rule, information should not be considered fully absorbed by the marketplace until the completion of two full trading days after the information is released.

To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (that could result, for example, where an Insider engages in a trade while unaware of a pending major development), certain additional procedures and provisions, including the pre-clearance procedures set forth below, must be followed by all Insiders.

Trading Windows and Preclearance For Insiders

In general, Insiders will be permitted to trade in Company securities only for a period (i) beginning at the opening of trading on the trading day following two full trading days after the public release of quarterly or annual earnings (e.g., if the Company issues its earnings release after the close of trading on Monday, then trading will be permitted at the opening of trading on Thursday), and (ii) extending through the close of trading on the fourteenth day of the last month in the then current calendar quarter (i.e., March 14th for the first quarter, June 14th for the second quarter, etc.). For each trade in Company securities made by Insiders during this period, at least one business day's prior written notice (including via e-mail) must be given to the General Counsel or Chief Financial Officer of the Company, and the General Counsel or Chief Financial Officer must provide pre-clearance before any such trade may be made. Even during this trading window period, trading will not be permissible if (i) the Insider is at the time aware of material nonpublic information, (ii) a “blackout period” is otherwise implemented as provided below, or (iii) any such trade is otherwise not pre-cleared by the General Counsel or Chief Financial Officer. All transactions in Company securities that are being considered by an Insider outside of this window period will also require at least one business day’s prior written notice (including via e-mail) and must be expressly pre-cleared by both the General Counsel and the Chief Financial Officer of the Company, who may consult with the Company’s outside counsel prior to clearing any such transaction. It should be understood that such a preclearance with respect to any purchase or sale of Company securities outside of the trading window period will be a rare exception rather than the general rule.

If, upon requesting preclearance with respect to any window period, an Insider is advised that Company securities may be traded, the individual may trade such securities within five business days after receiving such preclearance (or three business days after receiving such preclearance, in the case of any trade outside of the trading window period), provided that the individual does not become aware of material nonpublic information during that time. If for any reason the trade is not completed within such five business days (or three business days, as applicable), preclearance must be obtained again before the securities may be traded.

If, upon requesting preclearance, an Insider is advised that the securities may not be traded, the individual may not buy or sell any securities under any circumstances nor may the Insider inform anyone within or outside the Company of the restriction. This trading restriction will remain in effect until the individual subsequently receives preclearance to trade.

Certain Transactions

The restrictions set forth in this Trading Policy, including trading window and blackout period restrictions, and preclearance requirements, will not apply to stock option exercises, provided that all shares acquired are held after option exercise. Open market sales of stock in connection with a stock option exercise, including in connection with any broker-assisted cashless exercise, however, are covered by this Trading Policy. In addition, the restrictions set forth in this Trading Policy, including the trading window and blackout period restrictions, and pre-clearance requirements, will not apply in connection with the exercise of any tax withholding right under any equity awards granted to employees of the Company pursuant to which securities of the Company are withheld to satisfy tax withholding requirements, provided that any such withholding does not involve any market sale of Company securities. Moreover, while any purchase of Company securities by any Insider from the Company or any sale of Company securities by any Insider to the Company generally do not raise insider trading issues, any such transactions are subject to the pre-clearance procedures set forth above to ensure compliance with all applicable legal requirements.

Bona fide gifts of securities of the Company involving Insiders will be subject to the preclearance requirements set forth above applicable to other transactions involving Company securities, but are not otherwise subject to this Trading Policy except for the Post-Transaction Reporting requirements below.

In addition, transactions involving securities held by or in the name of any family members who reside with any Company Person (including a spouse, children, parents, siblings or other relatives), anyone else who lives in a Company Person’s household, any family members of any Company Person who do not live in the Company Person’s household but whose transactions in the Company’s securities are directed by any Company Person or are subject to any Company Person’s influence of control, as well as other entities such as trusts, corporations, and partnerships in respect of which any Company Person has influence of control, are also restricted to the same extent as set forth herein (any individual or entity referenced in this paragraph, a “Related Person”).

Blackout Periods

From time to time, even during a trading window period, Insiders or other Company Persons also may be advised by the Company that, because of material developments affecting the Company, no trading is permissible until further notice (a so-called “blackout period”). Any such blackout period may apply to some or all of the Insiders, or other Company Persons, as may be determined by the Company. The existence of any such blackout period will not be announced to the Company as a whole, and should not be communicated to any other person.

Other Company Securities

In addition, no Company Person who, in the course of providing services for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer, partner, vendor, or supplier of the Company, may trade in that company’s securities, until the information becomes public or is no longer material.

Post-Transaction Reporting

After receiving pre-clearance pursuant to this Trading Policy as set forth above, directors and executive officers must report to the Company any transaction (including any gift or transfer to a trust) in Company securities by the individual, or any Related Person of such individual, within 24 hours of initiating such transaction. In addition, because beneficial ownership may be affected by transactions involving Company securities held by or in the name of entities such as trusts, corporations, and partnerships in which an Insider has an interest, such transactions also must be reported to the Company in accordance with this Trading Policy, including providing notice of at least one business day prior to initiating any such transaction. Each report the individual makes to the Company pursuant to the first sentence of this paragraph should include the date of the transaction, quantity, price, and broker through which the transaction was effected. This reporting requirement may be satisfied by sending (or having the broker send) duplicate confirmations of trades to the General Counsel or Chief Financial Officer of the Company by the required date.

Anti-Hedging Policy

The Board of Directors of the Company believes that it is inappropriate for Insiders to hedge or monetize transactions to lock in the value of holdings in the Company’s securities. Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the public shareholders of the Company. Moreover, certain short-term or speculative transactions in the Company’s securities create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities. Therefore, Insiders are prohibited from engaging in any such transactions involving the Company’s securities.

“Short-Swing” Liability

The above reporting requirement is designed to help monitor compliance with this Trading Policy and to enable the Company to help those persons who are subject to reporting obligations under Section 16(a) of the Securities Exchange Act of 1934 to comply with such reporting obligations. Each director and executive officer, however, and not the Company, is personally responsible for ensuring that his or her transactions do not give rise to "short-swing" liability under Section 16(b) and for filing timely reports of transactions with the Securities and Exchange Commission as required by Section 16(a).

Section 16(b) provides that any "profit" realized by an executive officer or director from any non-exempt purchase and sale or non-exempt sale and purchase of any equity security of the Company within any period of less than six months shall be reimbursed to the Company. Unlike other provisions relating to insider trading, intent to take unfair advantage of material nonpublic information is not required for recovery under Section 16(b). In other words, transactions in the Company's securities within six months of one another can lead to disgorgement of any profits irrespective of the reasons for or purposes of the transaction or whether an Insider is aware of any material nonpublic information. It is also irrelevant for Section 16(b) purposes whether the purchase or sale comes first, as the courts will automatically match the lowest purchase price with the highest sale price within a six month period. Note that this automatic formula could result in an executive officer or director having to pay the Company a "profit" made on such transactions even though such person may have suffered an economic loss on such transactions.

Other Securities Law Restrictions

The federal securities laws also impose on each person who is an "affiliate" (which generally includes all directors and executive officers, and may include 10% or more shareholders) other restrictions that are not related to the possession of material nonpublic information. Even if an affiliate is not aware of material nonpublic information, an affiliate may not publicly sell securities of the Company unless such sale is covered by an effective registration statement or is being made pursuant to Rule 144 (unless another exemption from registration is available). If an affiliate is permitted to make a public sale pursuant to this Trading Policy, an Insider should advise the General Counsel as well as his or her broker that he or she is selling pursuant to Rule 144 and he or she may be obligated to file a Form 144 with the Securities and Exchange Commission. Rule 144 limits the amount of Common Stock that may be sold in any three-month period by an affiliate to the greater of (i) 1% of the outstanding shares, or (ii) the average weekly reported trading volume of the Company’s Common Stock for the prior four weeks. Rule 144 also imposes other requirements in connection with sales by affiliates relating to the Company’s being current in its SEC reporting and the manner of sale. The General Counsel and Chief Financial Officer are able to advise and provide assistance in connection with such transactions.

In addition, when the Company is engaged in a distribution of its securities through a public offering or otherwise, an Insider may be restricted from purchasing any Company securities, whether or not he or she is aware of material nonpublic information, under Regulation M until such distribution has been completed. If there are any questions about purchases while the Company is engaged in such a distribution, advice should be sought from the General Counsel or Chief Financial Officer.

10b5-1 Plans

Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible to rely on this defense, a person must enter into a “10b5-1 plan” for trading in the Company’s securities. Any Company Person subject to the terms of this Insider Trading Policy may enter into a 10b5-1 plan in accordance with the terms set forth below.

In general, a 10b5-1 plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Moreover, Rule 10b5-1 requires cooling off periods for directors, officers and other employees between the time at which any Rule 10b5-1 plan is adopted and the time at which any transactions may be initiated under any such plan.

A Company Person may enter into a 10b5-1 plan only if the plan meets the requirements of Rule 10b5-1 and the plan is approved in advance by the Company’s General Counsel. In addition, any amendment or termination of any 10b5-1 plan entered into by a Company Person requires approval in advance by the Company’s General Counsel. Any purchases and sales that occur pursuant to a Rule 10b5-1 plan adopted in accordance with the terms of this Trading Policy do not require pre-clearance and may occur at a time when purchasing and selling securities of the Company would otherwise be prohibited under this Trading Policy. However, directors and executive officers must still comply with the post-transaction reporting requirements in connection with any purchases and sales made pursuant to any Rule 10b5-1 plan as the result of the fact that such purchases and sales will still be subject to applicable reporting requirements under Section 16, as well as (in the case of sales) to applicable requirements under Rule 144.

Short Sales

Short sales of securities of the Company (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of securities of the Company by any Company Person are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits officers and directors from engaging in short sales.

Post-Termination Transactions

This Policy continues to apply to transactions in the Company’s securities by any Company Person even after termination of such Company Person’s service with the Company, and any such Company Person in possession of material nonpublic information when such Company Person’s service terminates may not engage in transactions in Company securities outside of any trading window or during any blackout period to the same extent as provided herein, until such time that any information has become public or is no longer material.

Trading in Securities by the Company

The Company will not engage in transactions in the Company’s securities, except in compliance with applicable securities laws.

Tipping

Company Persons can be legally liable if someone outside the Company trades in Company securities based on a “tip” of nonpublic information given by an Insider. Thus, even if any Company Person (to the extent applicable) receives preclearance and a trading window period is in effect, a Company Person, his or her spouse, children, parents and siblings, and any other relative sharing his or her household may not "tip" or trade in Company securities if he or she is aware of material nonpublic information about the Company. Company Persons should use extreme caution when discussing the Company with anyone outside of the Company and should not recommend buying or selling Company securities. Making recommendations can easily result in accidental disclosure of material nonpublic information or be viewed as tipping.

Compliance with Insider Trading Statement

The procedures set forth in this Trading Policy are in addition to the policies set forth in the Insider Trading Statement. Company Persons are responsible for complying with both the Insider Trading Statement and this Trading Policy.

Questions and Reporting of Failure to Follow this Trading Policy

If there are any questions regarding this Trading Policy or the Insider Trading Statement, please contact the General Counsel or Chief Financial Officer of the Company at (615) 301-3100. Should any Company Person become aware that any other officer, director, or employee is violating, or about to violate, this policy, the Company Person should report such information immediately to the General Counsel or Chief Financial Officer of the Company. Remember, that the ultimate responsibility for adhering to this Trading Policy and avoiding improper transactions rests with Company Persons. In this regard, it is imperative that Company Persons use their best judgment.

         After you have read this Trading Policy and believe you understand it, please sign and return the attached Certification to the General Counsel of the Company.

CERTIFICATION

I acknowledge that I have received copies of the Insider Trading Policy and the Statement of Policy Regarding Insider Trading and Securities Trading included in the HealthStream, Inc. Code of Conduct, and certify that I have read, understand, and will comply with the policies and procedures set forth in such documents. I understand that my failure to comply in all respects with the Company's policies, including the Insider Trading Policy, can be a basis for termination of my employment, or my status as director of, the Company and any subsidiary thereof.

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